November 30, 2004

Dear [name of director or executive officer inserted]:

The purpose of this letter is to deliver the following important notice regarding the transition of our 401 (k) plan investment, trustee and recordkeeping services from Putnam to Fidelity early in 2005. Please call me, Ellen Mufson, Steve Schultz, or Greg Ehlinger at 812.376.1909 if you have any questions or comments.

NOTICE OF BLACKOUT PERIOD TO DIRECTORS

AND EXECUTIVE OFFICERS OF

IRWIN FINANCIAL CORPORATION

This notice advises you that your ability to trade securities of Irwin Financial Corporation will be significantly restricted from December 28, 2004 through the week of January 16, 2005.

The Irwin Financial Corporation Employees' Savings Plan (the "401(k) Plan") is transitioning investment, trustee and recordkeeping services from Putnam Investments to Fidelity Investments on January 3, 2005. This transition will necessitate a blackout period during which 401(k) Plan participants will be unable to direct or diversify their investments in the 401(k) Plan and will not, among other things, be able to obtain a loan, withdrawal or distribution from the 401(k) Plan. Additionally, as discussed below, during this blackout period you will be subject to certain trading prohibitions imposed by Section 306(a) of the Sarbanes-Oxley Act and Section 101(a) of Regulation BTR.

Blackout Period

The blackout period will begin at 3:00 p.m. on December 28, 2004, and is expected to end the week of January 16, 2005. During the week of January 16, 2005, you can determine whether the blackout period has ended free of charge by logging on to Fidelity NetBenefits at www.401k.com or by calling Fidelity at 1-800-835-5095. You will be notified directly if the expected ending date of the blackout period changes.

Trading Restrictions

During the blackout period, each director and executive officer of Irwin Financial Corporation (the "Corporation") is prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of the Corporation, including derivative securities, such as stock options, if those equity securities are or were acquired in connection with service or employment as a director or executive officer. These restrictions apply whether or not you participate in the 401(k) Plan.

During the blackout period, you may not purchase, sell or otherwise acquire or transfer any of the Corporation's equity securities or exercise any stock options that you acquired in connection with your service as a director or executive officer of Irwin. Please note that any securities of the Corporation that you acquire, sell, or transfer during the blackout period will be considered to have been acquired in connection with your service or employment as a director or executive officer, unless you can establish that the securities were acquired from another source. Also note that this trading prohibition applies to the Corporation's equity securities held by immediate family members living with you, or held in trust or by controlled partnerships or corporations for the benefit of you or your immediate family members living with you.

There are a limited number of exceptions to the restrictions described above, and certain types of transactions continue to be permitted during the blackout period. These permitted transactions generally are those over which you have no control, such as shares of the Corporation's common stock that you may inherit during the blackout period or certain limited transactions pursuant to employee benefit plans. Prior to purchasing, selling, or otherwise acquiring or transferring any of the Corporation's equity securities, or if you have any other questions about this notice, please contact Matt Souza, Ellen Mufson, Steve Schultz or Greg Ehlinger at (812) 376-1909, Irwin Financial Corporation, 500 Washington Street, Columbus, Indiana 47201.

/s/ Matt Souza, Secretary